Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Quarterly Results

April 3, 2006	NASDAQ:SMIT

Portland, Oregon – Schmitt Industries completed the fiscal quarter ended February 28, 2006 with income before provision for income taxes of $262,276, a slight increase compared to income before provision for income taxes of $258,629 for the fiscal quarter ended February 28, 2005.  Net income for the third quarter ended February 28, 2006 was $197,776 or $.07 per fully diluted share compared to net income of $252,629 or $.09 per fully diluted share for the same quarter in the prior fiscal year.  The Company’s provision for income taxes for the quarter ended February 28, 2006 increased to $64,500 from $6,000 for the same period in fiscal 2005. The Company had utilized previously reserved federal net operating loss carryforwards during the third quarter ended February 28, 2005, which reduced that period’s tax provision.

Sales increased to $2,707,123 for the quarter ended February 28, 2006 compared to $2,563,121 in the same period last year, a 5.6% increase.  Gross profits were $1,413,647 versus $1,465,734 in the same period last year. Gross profits, as a percentage of sales, for this fiscal quarter were 52.2% compared to 57.2% in the same quarter in the prior fiscal year.  Operating expenses were $1,172,835 during the quarter ended February 28, 2006 a decrease from $1,220,124 for the same quarter in the prior fiscal year.

Wayne Case, President and CEO of Schmitt Industries, said: “We are pleased to see the growth in our sales volume in the most recent fiscal quarter when compared to the same quarter in the prior fiscal year.  We experienced sales increases in both the Balancer and Measurement segments.  The economic conditions in our target markets have been improving over the past two years and we are seeing sustained demand for our products.  International sales growth of Balancer products in the Asian markets helped offset continued weakness in our European markets.  The higher Measurement segment sales are attributed to increasing sales in the dimensional sizing products.  That growth is the result of continued strong demand in that marketplace from the establishment of a nationwide sales distribution network in fiscal 2004 resulting in a growing customer base.  Surface measurement products sales were lower in this quarter, compared to last year, but the market for data storage is still very strong and growing and we expect the year to close with total sales increases in this area.”

The information contained in this release contains certain forward-looking statements that anticipate future trends or events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from the predictions contained herein.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258